Phillip Talamo, Investor Relations 212.969.2383 ir@alliancebernstein.com	John Meyers, Media 212.969.2301 pr@alliancebernstein.com

News Release

AllianceBernstein Announces May 31, 2007 Assets Under Management

New York, NY, June 11, 2007– AllianceBernstein Holding L.P. (NYSE: AB) and AllianceBernstein L.P. today reported that, during the month of May, preliminary assets under management increased by approximately $24 billion, or 3.1%, to $794 billion at May 31, 2007, due primarily to strong equity investment returns and net in-flows in all distribution channels.

ALLIANCEBERNSTEIN L.P.
(THE OPERATING PARTNERSHIP)
ASSETS UNDER MANAGEMENT
($ billions)

	At May 31, 2007				At Apr 30,
	(preliminary)				2007

	Institutional Investments	Retail	Private Client	Total	Total

Equity
Value	$242	$91	$53	$386	$371
Growth	113	49	26	188	183
Total Equity	355	140	79	574	554

Fixed Income	119	41	28	188	185

Index/Structured	27	5	-	32	31
Total	$501	$186	$107	$794	$770

	At April 30, 2007

Total	$487	$180	$103	$770

About AllianceBernstein

AllianceBernstein L.P. ("AllianceBernstein") is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide.  AllianceBernstein is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios.  Through its subsidiary, Sanford C. Bernstein & Co., LLC, AllianceBernstein provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At March 31, 2007, AllianceBernstein Holding L.P. (“Holding”) owned approximately 33.2% of the issued and outstanding AllianceBernstein Units.  AXA Financial was the beneficial owner of approximately 62.9% of the AllianceBernstein Units at March 31, 2007 (including those held indirectly through its ownership of approximately 1.7% of the issued and outstanding Holding Units) which, including the general partnership interests in AllianceBernstein and Holding, represent an approximate 63.3% economic interest in AllianceBernstein.  AXA Financial is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance we achieve for our clients, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  We caution readers to carefully consider our forward-looking statements in light of these factors.  Further, these forward-looking statements speak only as of the date on which such statements are made; we undertake no obligation to update any forward-looking statements to reflect subsequent events or circumstances.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” in Item 1A of Form 10-K for the year ended December 31, 2006.  Any or all of the forward-looking statements that we make in Form 10-K, this news release, or any other public statements we issue may turn out to be wrong. Of course, factors other than those listed in “Risk Factors” could also adversely affect our revenues, financial condition, results of operations, and business prospects.

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